Exhibit 4.1

AMENDMENT NO. 2

TO FIRST AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

Amendment No. 2 (this “Amendment”) dated as of July 24, 2006 to the First Amended and Restated Stockholders Agreement dated as of January 20, 1999 (such agreement being referred to herein as the “Stockholders Agreement”) among Centennial Communications Corp. (the “Company”), the several persons named in Schedule I thereto (the “WCAS Purchasers”), the several persons named in Schedule II thereto (the “Blackstone Purchasers”), the Signal Purchasers referred to therein, the Management Purchasers referred to therein and the Guayacan Purchasers referred to therein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

WHEREAS, the Company and certain Stockholders entered into an Amendment No. 1 (“Amendment No. 1”) to the Stockholders Agreement providing for certain amendments to the Stockholders Agreement; and

WHEREAS, because its conditions to effectiveness were never satisfied, Amendment No. 1 never became effective; and

WHEREAS, the parties to the Stockholders Agreement have determined that the Signal Purchasers, the Guayacan Purchasers, and each of the Management Purchasers other than Michael Small should no longer be parties to the Stockholders Agreement; and

WHEREAS, the parties to the Stockholders Agreement desire to amend the Stockholders Agreement as set forth herein

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Section 1(a)(ii) of the Stockholders Agreement is hereby amended by amending and restating in its entirety subclause (c) thereof to read in full as set forth below:

“c)	the Chief Executive Officer of the Company;”

2.            Section 1(b) of the Stockholders Agreement is hereby amended and restated in its entirety to read in full as set forth below:

“(b)       The three directors not designated pursuant to clause (ii) of paragraph (a) above shall be directors that shall be elected by the stockholders of the Company. In any such election, the Stockholders shall vote their shares only for persons that (x) are not employees or officers of (i) the Company or any of its Subsidiaries or (ii) the Stockholders or their respective stockholders, members or partners and (y) otherwise qualify as “independent directors” under the rules applicable to members of an audit committee of the board of directors of any company whose securities are traded on any exchange or quotation system on which the Common Stock or any other securities of the Company are then listed or traded and satisfy any other requirements under the rules of any such exchange or quotation system or applicable law.”

3.            Sections 1(c)(i) through 1(c)(iii) of the Stockholders Agreement are hereby amended and restated in their entirety to read in full as set forth below:

“(i)        a Compensation Committee of the Board of Directors consisting of three directors, two of whom shall be WCAS Designees, if any then exist, and the third of whom shall be a Blackstone Designee, if any then exist, which Compensation Committee shall, (x) approve all grants of stock options to employees of the Company (unless otherwise approved by the Board of Directors with respect to option grants to employees in the ordinary course of business and consistent with past practice), all increases in compensation of officers of the Company, all annual bonuses granted to officers of the Company and all other employee benefits (including, without limitation, vacation policy, benefit plans, company automobiles and insurance) granted to officers of the Company, (y) have such other duties and responsibilities as may be required by the rules of any exchange or quotation system on which the Common Stock or any other securities of the Company are then listed or traded or by any applicable law and (z) have such other duties and responsibilities as the Board may from time to time determine;

(ii)        an Audit Committee of the Board consisting of at least three directors, each of whom shall qualify under the rules applicable to members of an audit committee of the board of directors of any company whose securities are traded on any exchange or quotation system on which the Common Stock or any other securities of the Company are then listed or traded and satisfy any other requirements under the rules of any such exchange or quotation system or applicable law, which Audit Committee shall (x) review and approve the financial statements of the Company as audited by the Company’s independent certified public accountants, (y) have such other duties and responsibilities as may be required by the rules of any exchange or quotation system on which the Common Stock or any other securities of the Company are then listed or traded or by any applicable law and (z) have such other duties and responsibilities as the Board may from time to time determine; and

(iii) such other committees as the Board shall from time to time deem appropriate, consisting of at least three directors, at least two of whom shall be WCAS Designees, if any then exist, and at least one of whom shall be a Blackstone Designee, if any then exist (provided that (x) if at any time such composition of any such committee is not then permitted under the applicable rules of any exchange or quotation system on which the Common Stock or any other securities of the Company are then listed or traded or applicable law, such composition of such committee shall be modified to be consistent with such rules, such modification to approximate as closely as possible, to the extent permissible under such rules, the composition set forth above and (y) in the event that any such committee is an ad hoc committee formed to evaluate a transaction or other matter involving the Company in which any director has an interest or would otherwise, in the judgment of the Board, not be disinterested with respect to such transaction or matter, the composition of such committee shall be as determined by the Board; provided that such interested director shall not be a member of such committee), which committees shall have such duties and responsibilities as the Board may from time to time determine.”

4.            Section 6(d)(ii) of the Stockholders Agreement is hereby amended and restated in its entirety to read in full as set forth below:

“(ii) any distribution or transfer by a Blackstone Purchaser that is a limited partnership or a limited liability company to its partners or members,”

5.            Section 17 of the Stockholders Agreement is hereby amended and restated in its entirety to read in full as set forth below:

“Benefits of Agreement. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything in this Section 17 to the contrary, subject to compliance with the terms of this Agreement, each Stockholder shall have the right to assign its interests hereunder in whole or in part to any transferee of the Common Stock held by such Stockholder in compliance with this Agreement (other than a transferee (x) described in Section 3(d)(ii) or 6(d)(ii) or (y) that has acquired Common Stock in a Public Offering or pursuant to Rule 144 under the Securities Act); provided, however, that any such transferee shall agree in writing with the parties hereto to be bound by, and to comply with, all applicable provisions of this Agreement and to be deemed to be a Stockholder for purposes of this Agreement (it being understood that for purposes of this Agreement any successor to or assigns of any (i) WCAS Purchaser shall be deemed to be a WCAS Purchaser and (ii) Blackstone Purchaser shall be deemed to be a Blackstone Purchaser). Any Stockholder may assign to any of its affiliates which are also Stockholders all or any part of its tag-along rights with respect to a particular proposed sale pursuant to Section 3 or its rights to purchase securities pursuant to Section 5; provided the aggregate number of shares of Common Stock to which such rights apply with respect to all such affiliated Stockholders, taken as a whole, shall not be increased thereby. Except as expressly permitted hereby, each party’s rights and obligations under this Agreement shall not be subject to assignment or delegation by any party hereto, and any attempted assignment or delegation in violation hereof shall be null and void ab initio.”

6.            Clause (1) of Section 19 of the Stockholders Agreement is hereby amended and restated in its entirety to read in full as set forth below:

“(1)	if to the Company, to it at:
3349 Route 138
Wall, New Jersey 07719
Fax: (732) 556-2245
Tel: (732) 556-2200
	Attention:	Chief Financial Officer
General Counsel”

7.            The parties to the Stockholders Agreement agree that, notwithstanding anything to the contrary in the Stockholders Agreement, effective on and as of the date of this Amendment, each of the Stockholders, other than the WCAS Purchasers, Blackstone Purchasers, and Michael Small, shall no longer be a party to, and shall have no rights and be entitled to no benefits under, nor have any obligations under, the Stockholders Agreement, except as provided in the next sentence. In consideration of the foregoing, the Company agrees with each of the Stockholders, other than the WCAS Purchasers, Blackstone Purchasers and Michael Small, that, promptly after the delivery to the Company by such Stockholder of the certificates representing such Stockholder’s Common Stock, the Company shall take or cause to be taken such actions as may be necessary to cause such certificates to be reissued without the legend described in Section 10 of the Stockholders Agreement.

8.            This Amendment shall not constitute an amendment or modification of any provision of, or schedule to, the Stockholders Agreement not expressly referred to herein. Except as expressly amended or modified herein, the provisions and schedules of the Stockholders Agreement are and shall remain in full force and effect.

9.            This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Amendment shall be deemed to be an executed original thereof.

10.          This Amendment shall be governed by, enforceable under and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

IN WITNESS WHEREOF, the Company and the Stockholders listed below have each caused this Amendment to be duly executed as of the date first above written.

CENTENNIAL COMMUNICATIONS CORP.
By:
Name:
Title:

WELSH, CARSON, ANDERSON & STOWE VII, L.P.
By:	WCAS VII Partners, L.P., General Partner
By:
Name:
Title:

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
By:	WCAS VIII Associates, L.L.C., General Partner
By:
Name:
Title:

WCAS CAPITAL PARTNERS III, L.P.
By:	WCAS CP III Associates, L.L.C., General Partner
By:
Name:
Title:

WCAS INFORMATION PARTNERS, L.P.
By:
Name:
Title:

Patrick J. Welsh

Russell L. Carson

Bruce K. Anderson

Kristin M. Anderson Trust

Mark S. Anderson Trust

Daniel B. Anderson Trust

Thomas E. McInerney

Andrew M. Paul

Robert A. Minicucci

Anthony J. de Nicola

Paul B. Queally

Lawrence B. Sorrel

D. Scott Mackesy

Priscilla A. Newman

Laura M. VanBuren

By:
Jonathan Rather
As Attorney-in-fact

BLACKSTONE CCC CAPITAL PARTNERS L.P.
By:	Blackstone Management Associates III L.L.C., Its general partner
By:
Name:
Title:

BLACKSTONE CCC OFFSHORE CAPITAL PARTNERS L.P.
By:	Blackstone Management Associates III L.L.C., Its general partner
By:
Name:
Title:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.
By:	Blackstone Management Associates III L.L.C., Its general partner
By:
Name:
Title:

SIGNAL/CENTENNIAL PARTNERS, L.L.C.
By:
Name:
Title:

GUAYACAN PRIVATE EQUITY FUND, L.P.
By:
Name:
Title:

Michael Small

Peter W. Chehayl

Edward G. Owen